Exhibit 99.1

Volcon ePowersports Reports Third Quarter 2023 Operational and Financial Results

AUSTIN, TX (October 31, 2023) - Volcon Inc. (NASDAQ: VLCN) (“Volcon'' or the “Company”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the third quarter of 2023.

Company Highlights:

•	Announced the Stag trim packages, including pricing, that includes four models with the Stag LTD being the first model we will be producing
•	As of September 30, 2023, we delivered the first Grunt EVOs to a customer and continue to fulfill orders to dealers and distributors in the fourth quarter of 2023
•	As of September 30, 2023, we have 133 dealers and obtained an accounts receivable factoring agreement
•	Delayed the launch of the Runt LT until 2024

The Company continues to make significant progress on the development of the Stag. The Company completed all regulatory and safety tests for the Stag and continues to put test miles on the validation units. Jordan Davis, CEO notes, “Based on earlier regulatory and safety tests, we knew we were developing not only a great performance vehicle, but also one that will be safe for customers. The test results validate that the automotive grade components, although more expensive than UTV grade components, have proven to be the right choice for the Stag given the level of performance, without compromising safety, we have been working towards. Although this has resulted in higher vehicle cost requiring us to raise prices, we believe that this vehicle is at the top of its class, whether it be electric or gas powered.” The Company has asked that dealers, distributors, and consumers who placed pre-orders go back to the Company website or work with their regional sales managers to adjust their orders based on the new trim packages. Although the Company expected to begin delivery of the Stag in October 2023, due to a delay in certain parts, the launch is now anticipated to be November 2023.

Delivery of the Grunt EVO started in late September 2023 and as of date of this press release we have shipped over 50 Grunt EVOs to customers from our US warehouse in Round Rock, Texas and we have additional orders to fulfill both domestically as well as to our LATAM distributors. Although we expected that the Runt LT would launch in the fourth quarter of 2023, we have deferred the launch to focus on distribution of the Grunt EVO as well as to start shipping the Stag.

The Company’s US dealer count has declined by 10 dealers since June 30, 2023, as some dealers have terminated their dealer agreement due to higher prices on the Stag or due to credit terms not being extended by the Company due to the Company’s evaluation of creditworthiness. The Company has entered into an accounts receivable factoring arrangement with Prestige Capital Finance, LLC that will allow the Company to factor US dealer accounts receivables which will allow the Company to reinvest proceeds into additional purchases of inventory to fulfill customer orders. The Company has deferred the signing of Canadian dealers until 2024 at the earliest, due to delays in product availability and requirements to homologate all products that will be sold in Canada.

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Financial highlights:

	3 Months Ended			Nine Months Ended September
GAAP	September 30, 2023	June 30, 2023	March 31, 2023	2023	2022
Revenue	$487,430	$519,300	$1,170,458	$2,177,188	$3,795,065
Cost of goods sold	(3,542,468)	(334,647)	(1,229,981)	(5,107,096)	(11,549,871)
Gross Margin	(3,055,038)	184,653)	(59,523)	(2,929,908)	(7,754,806)

Sales & Marketing	1,870,532	2,380,617	1,789,370	6,040,519	3,942,827
Product Development	2,983,197	1,166,732	1,786,351	5,936,280	6,775,768
General & Administrative	1,544,344	1,568,700	1,890,091	5,003,135	7,409,601
Total Operating Expenses	6,398,073	5,116,049	5,465,812	16,979,934	18,128,196
Loss from Operations	(9,453,111)	(4,931,396)	(5,525,335)	(19,909,842)	(25,883,002)
Other Income (Expense)	(1,874,785)	(18,096,798)	(1,774,134)	(21,745,717)	(554,989)

Net loss	$(11,327,896)	$(23,028,194)	$(7,299,469)	$(41,655,559)	$(26,437,991)

•	Revenue: The Company’s revenue for the third quarter of 2023 was $0.5 million, consistent with the revenue for the second quarter 2023. Revenue for both quarters is primarily related to the sale of Brats with approximately $37,000 of sales of Grunt EVOs in the third quarter of 2023 compared to zero in the second quarter of 2023.Revenue in the first quarter of 2023 primarily related to Brats sold to US dealers and LATAM distributor initial orders being fulfilled in the first quarter of 2023.

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Net loss: The Company’s net loss was $11.3 million for the third quarter of 2023 compared to a net loss of $23.0 million for the second quarter of 2023 and $7.3 million for the first quarter of 2023. Net loss in the third quarter of 2023 includes a write-down of $1.6 million related to Volcon Youth motorcycles to reduce the inventory to its estimated net realizable value, a $0.7 million loss on the change in derivative liabilities related to the adjustable conversion features of convertible notes issued in May 2023 and the exchange of August 2022 convertible notes for convertible notes and the adjustable exercise price of warrants issued with the new notes issued in May 2023 and exchange of the warrants issued with the August 2022 convertible notes as more fully described in the Company’s interim financial statements as of and for the three and nine month periods ended September 30, 2023. The conversion feature and warrants are no longer derivative liabilities as of August 3, 2023, and have been reclassified to equity as of September 30, 2023. In addition, in the third quarter of 2023, the Company incurred higher prototype vehicle and part costs of $1.6 million over the second quarter of 2023 as the Company received additional validation units in anticipation of a fourth quarter 2023 product launch.

Net loss in the second quarter of 2023 includes a loss on extinguishment convertible notes of $22.3 million for the convertible notes issued in August 2022 for notes issued in May 2023 and an exchange of convertible notes for the August 2022 notes, partially offset by a gain on derivative liabilities of $5.8 million for the derivative liabilities noted above. The net loss for the second quarter of 2022 also includes the reversal of warranty expense of approximately $0.5 million due to the expiration of the one-year warranty on the Grunt as warranty claims were substantially lower than the estimated warranty cost initially recorded when Grunts sold. Product development and general and administrative costs were lower in the second quarter of 2023 compared to the first quarter of 2023 due to lower vehicle and part prototype costs and lower legal and professional fee costs and were partially offset by higher marketing costs to promote our vehicles and brand.

•	Adjusted EBITDA: Adjusted EBITDA represents net loss adjusted to add back stock-based compensation, depreciation and amortization expense, interest expense, and for the second quarter of 2023, an adjustment for the loss on extinguishment of convertible notes and for the third and second quarter of 2023 the loss/gain on derivative liabilities. The Company’s adjusted EBITDA for the third quarter of 2023 was a loss of $8.9 million compared to the second quarter of 2023 loss of $4.2 million. First quarter of 2023 Adjusted EBITDA was a loss of $4.4 million. See “Non-GAAP Reconciliation” below

For the latest Company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

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About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon's vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in September 2023. Volcon will also offer the Runt LT, a fun-sized version of the groundbreaking Grunt, better suited for small-statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities. The Brat is Volcon’s first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. Volcon is also currently delivering the Volcon Youth Line of dirt bikes for younger riders between the ages of 4 to 11. Volcon debuted the Stag in July 2022 and entered the rapidly expanding UTV market and previously announced that it expects to begin shipping the Stag to customers in November 2023. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended September 30, 2023, June 30, 2023, and March 31, 2023, and the nine months ended September 30, 2023 and 2022:

Adjusted EBITDA	3 Months Ended			9 Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	September 30, 2023	September 30, 2022
Net loss	$(11,327,896)	$(23,028,194)	$(7,299,469)	$(41,655,559)	$(26,437,992)
Share-based compensation expense	540,528	625,394	1,057,435	2,223,357	2,642,139
Depreciation and amortization expense	67,178	54,783	51,841	173,802	574,116
Interest expense	1,135,089	1,603,216	1,780,019	4,518,324	627,789
Loss on extinguishment of convertible notes	–	22,296,988	–	22,296,988	–
Loss (Gain) on change in fair value of derivative liabilities	684,994	(5,792,788	–	(5,107,794)	–
Adjusted EBITDA	$(8,900,107)	$(4,240,601)	$(4,410,174)	$(21,034,515)	$(22,593,947)

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the Company can begin production of the Stag to meet expected deliveries to customers beginning in November 2023, and whether production of the Runt LT will occur. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website, www.sec.gov.

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